Exhibit 10.48
Summary of Compensatory Arrangement between Pinnacle Entertainment, Inc. and John V. Giovenco
John V. Giovenco shall be entitled to receive $75,000 per month as compensation for his service as Interim Chief Executive Officer of Pinnacle Entertainment, Inc. (the “Company”), retroactive to November 7, 2009. In addition, Mr. Giovenco received fully vested options on November 24, 2009 and February 8, 2010, covering 50,000 shares of the Company’s common stock for each grant. The exercise price for each option was the closing price of the Company’s common stock on the date of grant. The options will be exercisable until one year following Mr. Giovenco’s cessation of service as a director for any reason, but in no event shall the options be exercisable more than ten years from the date of grant. At the end of Mr. Giovenco’s term as Interim Chief Executive Officer, Mr. Giovenco shall be eligible to receive a discretionary bonus as determined by the Board of Directors of the Company.